Banc of California Reports Fourth Quarter 2021 Financial Results

SANTA ANA, Calif., (January 25, 2022) — Banc of California, Inc. (NYSE: BANC) today reported net income of $5.8 million and net income available to common stockholders for the fourth quarter of 2021 of $4.0 million, or $0.07 per diluted common share. This compares to net income of $23.2 million and net income available to common stockholders of $21.4 million, or $0.42 per diluted common share, for the third quarter. The fourth quarter of 2021 included $13.5 million of pre-tax merger costs and $11.3 million of provision for credit losses for the loans acquired in the Pacific Mercantile Bancorp acquisition. For the year ended December 31, 2021, net income totaled $62.3 million and net income available to common stockholders totaled $50.6 million, or $0.95 per diluted common share. The year-to-date results for 2021 included $27.1 million of pre-tax merger costs and provision for credit losses related to the acquisition of Pacific Mercantile Bancorp.
Fourth quarter summary:
•Completed the acquisition of Pacific Mercantile Bancorp (the "PMB Acquisition") on October 18, 2021, for total purchase consideration of $225.4 million, adding $1.54 billion in total assets, $962.9 million in loans and $1.28 billion in deposits at acquisition date
•Completed the system conversion for the PMB Acquisition in November 2021
•Return on average assets of 0.24%
•Adjusted pre-tax pre-provision return on average assets of 1.39%, up from 1.34% in the prior quarter
•Net interest margin of 3.28%, flat with the prior quarter
•Average cost of total deposits of 0.11%, a 4 basis point decrease from the previous quarter
•Noninterest-bearing deposit balances represented 37% of total deposits at December 31, 2021, up from 26% a year earlier
•Allowance for credit losses at 1.35% of total loans and 187% of non-performing loans
•Non-performing loans increased 15.2% to $52.6 million as a result of loans acquired in the PMB Acquisition
•Common Equity Tier 1 capital at 11.38%

Jared Wolff, President & CEO of Banc of California, commented, “Our continued organic growth and initial benefits of the Pacific Mercantile Bancorp acquisition combined to produce a significant improvement in our core earnings power during the fourth quarter, with our adjusted pre-tax pre-provision income increasing 18% from the prior quarter and our adjusted pre-tax pre-provision return on average assets increasing 5 basis points to 1.39%. We finished the year with one of our largest quarters of loan fundings, with well balanced production across markets, asset classes and industries, while our deposit mix continued to improve with noninterest-bearing deposits increasing to 37% of total deposits at the end of 2021 and our spot rate cost of deposits declining to 0.07%.”

Mr. Wolff continued, “We continue to see good loan demand and high quality lending opportunities, and the deposit gathering engine we have built enables us to fund these loans with low-cost core deposits. With the combination of our continued momentum in business development, the positive impact of the Pacific Mercantile acquisition, and our increasing level of asset sensitivity, we believe we are very well positioned to deliver continued growth in revenue, earnings per share and franchise value.”

Lynn Hopkins, Chief Financial Officer of Banc of California, said, “Excluding the loans added from the Pacific Mercantile acquisition, we saw continued improvement in our asset quality with non-performing loans declining 32% from the end of the prior quarter, while criticized and classified loans declined 23%. Given the strength of our balance sheet and capital ratios, we remain in good position to redeem our Series E Preferred Stock during the first half of 2022, subject to regulatory approval, which will provide another catalyst for earnings growth going forward.”

Pacific Mercantile Bancorp Acquisition
On October 18, 2021, we acquired Pacific Mercantile Bancorp pursuant to an Agreement and Plan of Merger dated as of March 22, 2021. As a result of the PMB Acquisition, we issued approximately 11.9 million shares and $3.2 million in cash for total consideration of $225.4 million. We acquired $1.54 billion in total assets, including $962.9 million in loans, $1.3 billion in deposits, $17.5 million in trust preferred securities, and $57.2 million of goodwill. The PMB Acquisition reduced our tangible book value per share by approximately $0.10. The system conversion was completed in November 2021.

Income Statement Highlights

	Three Months Ended					Year Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
	($ in thousands)
Total interest and dividend income	$81,573	$71,791	$69,677	$68,618	$73,530	$291,659	$290,607
Total interest expense	8,534	8,815	9,830	10,702	11,967	37,881	66,013
Net interest income	73,039	62,976	59,847	57,916	61,563	253,778	224,594
Total noninterest income	4,860	5,519	4,170	4,381	6,975	18,930	18,518
Total revenue	77,899	68,495	64,017	62,297	68,538	272,708	243,112
Total noninterest expense	58,127	37,811	40,559	46,735	38,950	183,232	199,033
Pre-tax / pre-provision income	19,772	30,684	23,458	15,562	29,588	89,476	44,079
Provision for (reversal of) credit losses	11,262	(1,147)	(2,154)	(1,107)	991	6,854	29,719
Income tax expense	2,759	8,661	6,562	2,294	6,894	20,276	1,786
Net income	$5,751	$23,170	$19,050	$14,375	$21,703	$62,346	$12,574

Net income (loss) available to common stockholders(1)	$4,024	$21,443	$17,323	$7,825	$17,706	$50,563	$(1,103)
(1)Balance represents the net income (loss) available to common stockholders after subtracting preferred stock dividends, income allocated to participating securities, participating securities dividends, and impact of preferred stock redemption from net income (loss). Refer to the Statements of Operations for additional detail on these amounts.

Net interest income
Q4-2021 vs Q3-2021
Net interest income increased $10.1 million to $73.0 million for the fourth quarter due to higher average interest-earning assets and a lower cost of interest-bearing liabilities, offset by a lower yield on interest-earning assets and higher average interest-bearing liabilities.
The net interest margin remained steady at 3.28% for the fourth quarter as the average earning-assets yield decreased 7 basis points and the average cost of total funding decreased 8 basis points. The yield on average interest-earning assets decreased to 3.66% for the fourth quarter from 3.73% for the third quarter due primarily to the impact of cash balances added in the PMB Acquisition that was subsequently deployed later in the fourth quarter. Average loans increased by $888.0 million and average securities and other interest-earning assets increased $314.8 million due mostly to the PMB Acquisition. The average yield on loans increased 2 basis points to 4.20% during the fourth quarter as a result of the portfolio mix and an increase in prepayment penalties, offset by a decrease in total PPP income. The loan yield includes the impact of prepayment penalty fees, the net reversal or recapture of nonaccrual loan interest, accelerated discount accretion on the early payoff of purchased loans, and accelerated fees from PPP loan forgiveness; these items increased the loan yield by 12 basis points in the fourth quarter and 11 basis points in the third quarter.
The average cost of funds decreased 8 basis points to 0.41% for the fourth quarter from 0.49% for the third quarter. This decrease was driven by the lower average cost of interest-bearing liabilities due to an improved funding mix, including higher average noninterest-bearing deposits as a result of the PMB Acquisition. Average noninterest-bearing deposits represented 35% of total average deposits for the fourth quarter compared to 30% of total average deposits for the third quarter. Average noninterest-bearing deposits were $674.8 million higher in the fourth quarter compared to the third quarter while average deposits were $1.09 billion higher for the linked quarters due mostly to the PMB Acquisition. Average Federal Home Loan

Bank (FHLB) advances and other borrowings decreased $127.9 million, offset by the impact of $17.5 million of trust preferred securities added in the PMB Acquisition. The average cost of interest-bearing liabilities decreased 6 basis points to 0.61% for the fourth quarter from 0.67% for the third quarter due to our continuing efforts to actively manage down the cost of interest-bearing deposits. The average cost of interest-bearing deposits declined 5 basis points to 0.17% for the fourth quarter from 0.22% for the third quarter. The average cost of total deposits decreased 4 basis points to 0.11% for the fourth quarter. The spot rate of total deposits was 0.07% at the end of the fourth quarter.
YTD 2021 vs YTD 2020
Net interest income for the year ended December 31, 2021 increased $29.2 million to $253.8 million from $224.6 million for 2020. Net interest income was positively impacted by higher average interest-earning assets, lower average interest-bearing liabilities and improved funding costs, offset by lower yields on average interest-earning assets. For the year ended December 31, 2021, average interest-earning assets increased $628.3 million to $7.79 billion, and the net interest margin increased 13 basis points to 3.26% compared to 3.13% for 2020.
The net interest margin expanded due to a 47 basis point decrease in the average cost of funds outpacing a 32 basis point decline in the average interest-earning assets yield. The average yield on interest-earning assets decreased to 3.74% for the year ended December 31, 2021, from 4.06% for 2020 due mostly to the impact of lower average market interest rates on loan and securities yields over these same timeframes. The average fed funds rate for the year ended December 31, 2021 was 0.08% compared to 0.38% for 2020. The average yield on loans was 4.24% for the year ended December 31, 2021, compared to 4.52% for 2020 and the average yield on securities decreased 48 basis points to 2.13% due mostly to CLOs repricing into the lower rate environment.
The average cost of funds decreased to 0.52% for the year ended December 31, 2021, from 0.99% for 2020. This decrease was driven by the lower average cost of interest-bearing liabilities and the overall improved funding mix, including higher average noninterest-bearing deposits. The average cost of interest-bearing liabilities decreased 51 basis points to 0.72% for the year ended December 31, 2021 from 1.23% for 2020 due to the combination of actively managing deposit pricing down into the lower interest rate environment and the overall reduced usage of FHLB advances to fund loan growth. Compared to 2020, the average cost of interest-bearing deposits declined 58 basis points to 0.27% and the average cost of total deposits decreased 47 basis points to 0.19%. Additionally, average noninterest-bearing deposits increased by $673.8 million or 50.9% for the year ended December 31, 2021 when compared to 2020.
Provision for credit losses
Q4-2021 vs Q3-2021
The provision for credit losses was $11.3 million for the fourth quarter, compared to a reversal of $1.1 million for the third quarter. The fourth quarter provision for credit losses of $11.3 million related to the initial charge for the expected lifetime losses related to loans acquired in the PMB Acquisition which are not credit impaired, referred to as "non-PCD loans", as well as the impact of net organic loan growth, specific reserves, improved economic forecasts and lower unfunded commitments at December 31, 2021.
YTD 2021 vs YTD 2020
During the year ended December 31, 2021, the provision for credit losses was $6.9 million, compared to $29.7 million during 2020. The lower provision for credit losses was due primarily to improvements in key macro-economic forecast variables, such as unemployment and gross domestic product, lower specific reserves and consideration of credit quality metrics, offset partially by higher period end loan balances of $1.35 billion, which included the $11.3 million charge related to the initial allowance for credit losses established for non-PCD loans acquired in the PMB Acquisition.

Noninterest income
Q4-2021 vs Q3-2021
Noninterest income decreased $659 thousand to $4.9 million for the fourth quarter due mostly to a decrease in all other income offset by increases in customer service fees and net gains on the sale of loans. The $1.0 million decrease in all other income was due mostly to the third quarter including an $841 thousand gain related to a sale-leaseback transaction. The $137 thousand increase in customer service fees was due mostly to the increase in customer activity as a result of the PMB Acquisition. Net gain on sale of loans totaled $275 thousand during the fourth quarter and related to the sale of $11.2 million in underperforming loans.
YTD 2021 vs YTD 2020
Noninterest income for the year ended December 31, 2021 increased $412 thousand to $18.9 million compared to 2020. The increase in noninterest income was mainly due to higher customer service fees, income from bank-owned life insurance, and fair value gain for loans held for sale, offset by lower net gain on sale of securities and all other income. The $1.9 million increase in customer services fees was due mostly to higher deposit activity fees of $2.1 million. The increase in deposit activity fees is attributed to higher average deposit balances and our initiative to bring our service fee schedules more in line with market. Fair value adjustment for loans held for sale improved $1.7 million as 2020 included valuation losses on loans held for sale due to the impact of the decreases in market interest rates. There were no gains from sale of securities for the year ended December 31, 2021, compared to $2.0 million in net gains in 2020 from the sale of $20.7 million in securities, primarily consisting of corporate securities. The $1.7 million decrease in all other income is due mostly to 2020 including legal settlement income of $3.2 million and earnout income of $1.6 million which ended in 2020, offset by the increases from the aforementioned $841 thousand gain related to the sale-leaseback transaction, higher loan processing fees of $1.1 million and higher interest rate swap income of $502 thousand.
Noninterest expense
Q4-2021 vs Q3-2021
Noninterest expense increased $20.3 million to $58.1 million for the fourth quarter compared to the prior quarter. The increase was due mostly to higher merger-related costs of $12.5 million, salaries and employee benefits of $3.0 million, occupancy and equipment of $731 thousand, professional fees of $3.0 million, all other expense of $410 thousand and lower net gain in alternative energy partnership investments of $565 thousand. Total merger-related costs increased $12.5 million to $13.5 million for the fourth quarter compared to the prior quarter as the result of severance, system conversion, facilities-related and other transaction costs. The increase in salaries and employee benefits and occupancy and equipment is due mostly to the increase in employees and facilities as a result of the PMB Acquisition. Professional fees included net indemnified legal expenses of $642 thousand in the fourth quarter compared to net recoveries of $2.2 million during the third quarter.

Total operating costs, defined as noninterest expense adjusted for certain expense items (refer to section Non-GAAP Measures), increased $4.5 million to $45.2 million for the fourth quarter compared to $40.7 million for the prior quarter primarily due to the higher salaries and benefits of $3.0 million, higher occupancy and equipment of $731 thousand, and higher all other expense of $410 thousand.

YTD 2021 vs YTD 2020
Noninterest expense for the year ended December 31, 2021 decreased $15.8 million to $183.2 million compared to the prior year. The decrease was primarily due to: (i) 2020 including a $26.8 million one-time charge related to the termination of our LAFC naming rights agreements, (ii) lower professional fees of $5.2 million, due mostly to a $3.0 million decrease in legal fees, net of insurance recoveries and a $1.9 million decrease in other professional fees, (iii) lower advertising fees of $2.8 million due to the termination of the LAFC agreements in May 2020, and (iv) lower all other expense of $4.2 million resulting from the previous year including a $2.5 million debt extinguishment fee for the early repayment of certain FHLB term advances and a $1.2 million charge for two legacy legal settlements combined with overall expense reduction efforts. These decreases were partially offset by: (i) higher salaries and employee benefits of $6.5 million due to the increase in personnel from the PMB Acquisition and higher commissions and incentive-based compensation due to higher production and financial performance levels, (ii) merger-related costs of $15.9 million, and (iii) higher operating costs in most other categories due to the impact of the PMB Acquisition.

Income taxes
Q4-2021 vs Q3-2021
Income tax expense totaled $2.8 million for the fourth quarter resulting in an effective tax rate of 32.4% compared to $8.7 million for the third quarter and an effective tax rate of 27.2%. The increase in effective tax rate during the fourth quarter was due mostly to the impact the PMB Acquisition had on our annual effective tax rate and other permanent items.
YTD 2021 vs YTD 2020
Income tax expense totaled $20.3 million for the year ended December 31, 2021, representing an effective tax rate of 24.5%, compared to $1.8 million and an effective tax rate of 12.4% for 2020. The effective tax rate for the year ended December 31, 2021 differs from the 29.5% combined federal and state statutory rate due primarily to the net tax benefit of $2.5 million resulting from the exercise of all previously issued outstanding stock appreciation rights in the first quarter of 2021, the impact the PMB Acquisition, and other discrete tax items that impact our effective tax rate.

Balance Sheet
At December 31, 2021, total assets were $9.39 billion, which represented a linked-quarter increase of $1.12 billion. The following table shows selected balance sheet line items as of the dates indicated:

						Amount Change
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	Q4-21 vs. Q3-21	Q4-21 vs. Q4-20

	($ in thousands)
Securities available-for-sale	$1,315,703	$1,303,368	$1,353,154	$1,270,830	$1,231,431	$12,335	$84,272
Loans held-for-investment	$7,251,480	$6,228,575	$5,985,477	$5,764,401	$5,898,405	$1,022,905	$1,353,075
Loans held-for-sale	$3,408	$3,422	$2,853	$1,408	$1,413	$(14)	$1,995
Total assets	$9,393,743	$8,278,741	$8,027,413	$7,933,459	$7,877,334	$1,115,002	$1,516,409

Noninterest-bearing deposits	$2,788,196	$2,107,709	$1,808,918	$1,700,343	$1,559,248	$680,487	$1,228,948
Total deposits	$7,439,435	$6,543,225	$6,206,544	$6,142,042	$6,085,800	$896,210	$1,353,635
Borrowings (1)	$775,445	$762,444	$871,973	$891,546	$796,110	$13,001	$(20,665)
Total liabilities	$8,328,453	$7,433,938	$7,198,051	$7,128,766	$6,980,127	$894,515	$1,348,326
Total equity	$1,065,290	$844,803	$829,362	$804,693	$897,207	$220,487	$168,083
(1)Represents Advances from Federal Home Loan Bank, Other Borrowings and Long Term Debt, net.
Investments
Securities available-for-sale increased $12.3 million during the fourth quarter to $1.32 billion at December 31, 2021 primarily due to purchases of $60.9 million, offset by payoffs of $30.5 million from CLO calls, principal payments of $13.1 million, and lower unrealized net gains of $4.5 million. The decrease in unrealized net gains was due mostly to decreases in the value of mortgage-backed securities, corporate debt securities and municipal securities as a result of increases in longer term interest rates during the fourth quarter, offset by improved pricing of CLOs. As of December 31, 2021, the securities portfolio included $519.0 million of CLOs, $433.5 million of agency securities, $119.0 million of municipal securities, $173.6 million of corporate debt securities, $56.0 million of residential collateralized mortgage obligations, and $14.6 million of SBA securities. The CLO portfolio, which is comprised only of AA and AAA rated securities, represented 39% of the total securities portfolio and the carrying value included an unrealized net loss of $2.3 million at December 31, 2021 compared to 42% of the total securities portfolio and an unrealized net loss of $2.5 million at September 30, 2021.

Loans
The following table sets forth the composition, by loan category, of our loan portfolio as of the dates indicated:

	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
	($ in thousands)
Composition of held-for-investment loans
Commercial real estate	$1,311,105	$907,224	$871,790	$839,965	$807,195
Multifamily	1,361,054	1,295,613	1,325,770	1,258,278	1,289,820
Construction	181,841	130,536	150,557	169,122	176,016
Commercial and industrial	1,066,497	773,681	725,596	760,150	748,299
Commercial and industrial - warehouse lending	1,602,487	1,522,945	1,345,314	1,118,175	1,340,009
SBA	205,548	181,582	253,924	338,903	273,444
Total commercial loans	5,728,532	4,811,581	4,672,951	4,484,593	4,634,783
Single-family residential mortgage	1,420,023	1,393,696	1,288,176	1,253,251	1,230,236
Other consumer	102,925	23,298	24,350	26,557	33,386
Total consumer loans	1,522,948	1,416,994	1,312,526	1,279,808	1,263,622
Total gross loans	$7,251,480	$6,228,575	$5,985,477	$5,764,401	$5,898,405
Composition percentage of held-for-investment loans
Commercial real estate	18.1%	14.6%	14.6%	14.6%	13.7%
Multifamily	18.8%	20.7%	22.2%	21.8%	21.9%
Construction	2.5%	2.1%	2.5%	2.9%	3.0%
Commercial and industrial	14.7%	12.4%	12.1%	13.2%	12.7%
Commercial and industrial - warehouse lending	22.1%	24.5%	22.5%	19.4%	22.6%
SBA	2.8%	2.9%	4.2%	5.9%	4.6%
Total commercial loans	79.0%	77.2%	78.1%	77.8%	78.5%
Single-family residential mortgage	19.6%	22.4%	21.5%	21.7%	20.9%
Other consumer	1.4%	0.4%	0.4%	0.5%	0.6%
Total consumer loans	21.0%	22.8%	21.9%	22.2%	21.5%
Total gross loans	100.0%	100.0%	100.0%	100.0%	100.0%
Held-for-investment loans increased $1.02 billion during the fourth quarter of 2021 to $7.25 billion due in part to $905.3 million in loans added in the PMB Acquisition and outstanding at the end of the year. The increase in the fourth quarter included higher commercial real estate loans of $403.9 million, multifamily loans of $65.4 million, construction loans of $51.3 million, commercial and industrial (C&I) loans related to warehouse credit facilities of $79.5 million, other C&I loans of $292.8 million, and SBA loans of $24.0 million. The PMB Acquisition added $76.3 million in SBA PPP loans and $63.4 million in PPP loans were forgiven during the fourth quarter. At December 31, 2021, SBA loans included $123.1 million of PPP loans, net of fees.
The single-family residential mortgage loans increased by $26.3 million as a result of $210.2 million in purchases offset by repayment activity and other consumer loans increased by $79.6 million due mostly to auto loans from the PMB Acquisition.

The C&I industry concentrations in dollars and as a percentage of total outstanding C&I loan balances are summarized in the following table:

	December 31, 2021
	Amount	% of Portfolio
	($ in thousands)
C&I Portfolio by Industry
Finance and Insurance - Warehouse Lending	$1,602,487	60%
Real Estate & Rental Leasing	252,610	9%
Finance and Insurance - Other	108,098	4%
Manufacturing	91,533	3%
Healthcare	85,666	3%
Gas Stations	71,381	3%
Wholesale Trade	54,227	2%
Professional Services	47,924	2%
Television / Motion Pictures	46,762	2%
Other Retail Trade	43,202	2%
Food Services	32,598	1%
Transportation	16,783	1%
Accommodations	2,069	—%
All Other	213,644	8%
Total	$2,668,984	100%

Deposits
The following table sets forth the composition of our deposits at the dates indicated:

	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
	($ in thousands)
Composition of deposits
Noninterest-bearing checking	$2,788,196	$2,107,709	$1,808,918	$1,700,343	$1,559,248
Interest-bearing checking	2,393,386	2,214,678	2,217,306	2,088,528	2,107,942
Savings and money market	1,751,135	1,661,013	1,593,724	1,684,703	1,646,660
Non-brokered certificates of deposit	506,718	559,825	586,596	668,468	755,727
Brokered certificates of deposit	—	—	—	—	16,223
Total deposits	$7,439,435	$6,543,225	$6,206,544	$6,142,042	$6,085,800
Composition percentage of deposits
Noninterest-bearing checking	37.5%	32.2%	29.1%	27.7%	25.6%
Interest-bearing checking	32.2%	33.8%	35.7%	34.0%	34.6%
Savings and money market	23.5%	25.4%	25.7%	27.4%	27.0%
Non-brokered certificates of deposit	6.8%	8.6%	9.5%	10.9%	12.4%
Brokered certificates of deposit	—%	—%	—%	—%	0.4%
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%
Total deposits increased $896.2 million during the fourth quarter of 2021 to $7.44 billion at December 31, 2021 due mostly to $1.13 billion in deposits that were added in the PMB Acquisition and outstanding at the end of the year. The increase in the fourth quarter included higher noninterest-bearing checking balances of $680.5 million, interest-bearing checking of $178.7 million, and savings and money market balances of $90.1 million, offset by lower non-brokered certificates of deposit of $53.1 million. Noninterest-bearing deposits totaled $2.79 billion and represented 37% of total deposits at December 31, 2021 compared to $2.11 billion, or 32% of total deposits, at September 30, 2021.

Debt
Advances from the FHLB increased $70.3 million during the fourth quarter to $476.1 million at December 31, 2021, due to higher overnight advances. At December 31, 2021, FHLB advances included $70.0 million of overnight borrowings and $411.0 million in term advances with a weighted average life of 4.0 years and weighted average interest rate of 2.53%. Other borrowings totaled $25.0 million at December 31, 2021 and related to unsecured overnight borrowings from various financial institutions through the American Financial Exchange platform. Long-term debt increased $17.7 million during the fourth quarter primarily from trust preferred securities acquired from PMB.
Equity
At December 31, 2021, total stockholders’ equity increased by $220.5 million to $1.07 billion and tangible common equity increased by $158.7 million to $869.6 million on a linked-quarter basis. The increase in total stockholders’ equity for the fourth quarter included the value of the shares issued in the PMB Acquisition of $222.2 million, net income of $5.8 million and share-based award compensation of $1.3 million, offset by lower net accumulated other comprehensive income of $3.2 million, and dividends to common and preferred stockholders of $5.5 million. Book value per share increased to $15.48 as of December 31, 2021 from $14.76 at September 30, 2021. Tangible book value per share decreased to $13.88 as of December 31, 2021 from $13.99 at September 30, 2021.
Capital ratios remain strong with total risk-based capital at 15.07% and a tier 1 leverage ratio of 10.42% at December 31, 2021. The interim capital relief related to the adoption of the current expected credit losses (CECL) accounting standard increased the Bank's leverage ratio by approximately 11 basis points at December 31, 2021. The following table sets forth our regulatory capital ratios as of the dates indicated:

	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Capital Ratios(1)
Banc of California, Inc.
Total risk-based capital ratio	15.07%	14.73%	15.33%	15.87%	17.01%
Tier 1 risk-based capital ratio	12.63%	12.35%	12.71%	13.17%	14.35%
Common equity tier 1 capital ratio	11.38%	10.86%	11.14%	11.50%	11.19%
Tier 1 leverage ratio	10.42%	9.80%	9.89%	9.62%	10.90%
Banc of California, NA
Total risk-based capital ratio	15.75%	16.31%	17.25%	17.82%	17.27%
Tier 1 risk-based capital ratio	14.64%	15.22%	16.09%	16.57%	16.02%
Common equity tier 1 capital ratio	14.64%	15.22%	16.09%	16.57%	16.02%
Tier 1 leverage ratio	12.07%	12.08%	12.52%	12.13%	12.19%
(1)December 31, 2021 capital ratios are preliminary.

Credit Quality

	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Asset quality information and ratios	($ in thousands)
Delinquent loans held-for-investment
30 to 89 days delinquent	$40,142	$23,144	$16,983	$31,005	$13,981
90+ days delinquent	32,609	21,979	17,998	30,292	17,636
Total delinquent loans	$72,751	$45,123	$34,981	$61,297	$31,617
Total delinquent loans to total loans	1.00%	0.72%	0.58%	1.06%	0.54%
Non-performing assets, excluding loans held-for-sale
Non-accrual loans	$52,558	$45,621	$51,299	$55,920	$35,900
90+ days delinquent and still accruing loans	—	—	—	—	728
Non-performing loans	52,558	45,621	51,299	55,920	36,628
Other real estate owned	—	—	3,253	—	—
Non-performing assets	$52,558	$45,621	$54,552	$55,920	$36,628
ALL to non-performing loans	176.16%	161.16%	147.93%	141.90%	221.22%
Non-performing loans to total loans held-for-investment	0.72%	0.73%	0.86%	0.97%	0.62%
Non-performing assets to total assets	0.56%	0.55%	0.68%	0.70%	0.46%
Troubled debt restructurings (TDRs)
Performing TDRs	$12,538	$5,835	$6,029	$6,347	$4,733
Non-performing TDRs	4,146	2,366	3,120	4,130	4,264
Total TDRs	$16,684	$8,201	$9,149	$10,477	$8,997
Total delinquent loans increased $27.6 million in the fourth quarter to $72.8 million at December 31, 2021, due mostly to additions of $45.8 million, offset by $5.8 million returning to current status and $12.5 million in other reductions including paydowns. The additions included (i) $19.1 million in loans acquired in the PMB Acquisition consisting mostly of $10.1 million in commercial & industrial loans and $8.5 million in SBA PPP and (ii) $25.8 million in single-family residential mortgage loans. At December 31, 2021, delinquent loans included SFR loans of $31.9 million, SBA PPP loans of $8.5 million and other SBA loans of $10.8 million of which $17.2 million is guaranteed, and other loans of $21.5 million.

Non-performing loans increased $6.9 million to $52.6 million as of December 31, 2021, of which $19.8 million, or 38%, relates to loans in a current payment status. The fourth quarter increase was due mostly to the addition of $35.5 million in non-performing loans, including $21.6 million from the PMB Acquisition, offset by $3.7 million in loans returning to accrual status and $24.9 million in payoffs, paydowns, charge-offs and sales. At December 31, 2021, non-performing loans included (i) a $12.8 million commercial & industrial relationship acquired from PMB, (ii) SBA PPP loans of $5.5 million and other SBA loans totaling $11.1 million, of which $14.3 million is guaranteed, (iii) SFR loans totaling $7.1 million, and (iv) other commercial loans of $15.8 million.
In light of the pandemic, we provided support to clients by granting loan deferments or forbearances. The loans on deferment or forbearance status as of the dates indicated are shown below:

	December 31, 2021			September 30, 2021
	Count	Amount(1)	% of Loans in Category	Count	Amount(1)	% of Loans in Category
	($ in thousands)
Single-family residential mortgage	19	$20,245	1%	40	$49,501	4%
All other loans	3	4,317	—%	5	4,691	—%
Total	22	$24,562	—%	45	$54,192	1%
(1)Includes loans in the process of deferment or forbearance which are not reported as delinquent.

Allowance for Credit Losses

	Three Months Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
	($ in thousands)
Allowance for loan losses (ALL)
Balance at beginning of period	$73,524	$75,885	$79,353	$81,030	$90,927
Initial reserve for purchased credit-deteriorated loans(1)	13,650	—	—	—	—
Loans charged off	(8,108)	(327)	(886)	(565)	(11,520)
Recoveries	2,628	532	26	172	609
Net (charge-offs) recoveries	(5,480)	205	(860)	(393)	(10,911)
Provision for (reversal of) loan losses	10,890	(2,566)	(2,608)	(1,284)	1,014
Balance at end of period	$92,584	$73,524	$75,885	$79,353	$81,030
Reserve for unfunded loan commitments
Balance at beginning of period	$5,233	$3,814	$3,360	$3,183	$3,206
Provision for (reversal of) credit losses	372	1,419	454	177	(23)
Balance at end of period	5,605	5,233	3,814	3,360	3,183
Allowance for credit losses (ACL)	$98,189	$78,757	$79,699	$82,713	$84,213

ALL to total loans	1.28%	1.18%	1.27%	1.38%	1.37%
ACL to total loans	1.35%	1.26%	1.33%	1.43%	1.43%
ACL to total loans, excluding PPP loans	1.38%	1.29%	1.38%	1.51%	1.48%
ACL to NPLs	186.82%	172.63%	155.36%	147.91%	229.91%
Annualized net loan charge-offs (recoveries) to average total loans held-for-investment	0.32%	(0.01)%	0.06%	0.03%	0.77%

Reserve for loss on repurchased loans
Balance at beginning of period	$5,023	$5,095	$5,383	$5,515	$5,487
Initial provision for loan repurchases	—	—	—	—	—
(Reversal of) provision for loan repurchases	(675)	(42)	(99)	(132)	28
Utilization of reserve for loan repurchases	—	(30)	(189)	—	—
Balance at end of period	$4,348	$5,023	$5,095	$5,383	$5,515
(1)Represents the amounts, at acquisition date, of expected credit losses on PCD loans and expected recoveries of PCD loans charged-off prior to acquisition date that we have a contractual right to receive.

The allowance for expected credit losses (ACL), which includes the reserve for unfunded loan commitments, totaled $98.2 million, or 1.35% of total loans, at December 31, 2021, compared to $78.8 million, or 1.26% of total loans, at September 30, 2021. The $19.4 million increase in the ACL was due to: (i) a $13.7 million initial allowance for credit losses established for purchased credit-deteriorated ("PCD") loans from the PMB Acquisition, (ii) an $11.3 million initial charge for all other loans acquired from PMB, partially offset by (iii) net charge-offs of $5.5 million, including $2.3 million of net charge-offs related to loans acquired in the PMB Acquisition. The ACL coverage of non-performing loans was 187% at December 31, 2021 compared to 173% at September 30, 2021.

At the date of acquisition, a reserve is established for PCD loans using our current expected credit losses methodology with a corresponding adjustment to the acquired loan balance. Similarly, a reserve is also established for loans not considered PCD loans, however, this reserve is established through a charge to the provision for credit losses.

Our ACL methodology uses a nationally recognized, third-party model that includes many assumptions based on historical and peer loss data, current loan portfolio risk profile including risk ratings, and economic forecasts including macroeconomic variables (MEVs) released by our model provider during December 2021. The December 2021 forecasts reflect a consistent view of the economy as compared to the September 2021 forecasts. While the current forecasts generally reflect an improving economy with the availability of the vaccine and other factors, there continues to be uncertainty regarding the impact of inflation (lasting or transitory), COVID-19 variants, further government stimulus, supply chain issues, and the ultimate pace of economic recovery. Accordingly, the economic assumptions used in the model and the resulting ACL level and provision consider both the positive assumptions and potential uncertainties.

Conference Call
The Company will host a conference call to discuss its fourth quarter 2021 financial results at 10:00 a.m. Pacific Time (PT) on Tuesday, January 25, 2022. Interested parties are welcome to attend the conference call by dialing (888) 317-6003, and referencing event code 7050527. A live audio webcast will also be available and the webcast link will be posted on the Company’s Investor Relations website at www.bancofcal.com/investor. The slide presentation for the call will also be available on the Company's Investor Relations website prior to the call. A replay of the call will be made available approximately one hour after the call has ended on the Company’s Investor Relations website at www.bancofcal.com/investor or by dialing (877) 344-7529 and referencing event code 7843092.

About Banc of California, Inc.
Banc of California, Inc. (NYSE: BANC) is a bank holding company with $9.4 billion in assets at December 31, 2021 and one wholly-owned banking subsidiary, Banc of California, N.A. (the Bank). The Bank has 38 offices including 32 full-service branches located throughout Southern California. Through our dedicated professionals, we provide customized and innovative banking and lending solutions to businesses, entrepreneurs and individuals throughout California. We help to improve the communities where we live and work, by supporting organizations that provide financial literacy and job training, small business support and affordable housing. With a commitment to service and to building enduring relationships, we provide a higher standard of banking. We look forward to helping you achieve your goals. For more information, please visit us at www.bancofcal.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission (SEC). In addition to those, statements about the potential effects of the COVID-19 pandemic on the business, financial results and condition of Banc of California, Inc. and its subsidiaries may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond the control of Banc of California, Inc., including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on Banc of California, Inc. and its subsidiaries, their customers and third parties. Further, statements about the potential effects of the Pacific Mercantile Bancorp acquisition on the business, financial results and condition of Banc of California, Inc. and its subsidiaries may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond the control of Banc of California, Inc., including (i) the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Banc of California Inc. operates; (ii) the ability to promptly and effectively integrate the businesses of Banc of California, Inc. and Pacific Mercantile Bancorp; (iii) diversion of management time on integration-related issues; (iv) lower than expected revenues, credit quality deterioration or a reduction in real estate values or a reduction in net earnings; and (v) other risks that are described in Banc of California, Inc.’s public filings with the SEC. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.
Investor Relations Inquiries:
Banc of California, Inc.
(855) 361-2262
Jared Wolff, (949) 385-8700
Lynn Hopkins, (949) 265-6599

Banc of California, Inc.
Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)

	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$227,873	$185,840	$163,332	$379,509	$220,819
Interest-bearing time deposits with financial institutions	250	—	—	—	—
Securities available-for-sale	1,315,703	1,303,368	1,353,154	1,270,830	1,231,431
Loans held-for-sale	3,408	3,422	2,853	1,408	1,413
Loans held-for-investment	7,251,480	6,228,575	5,985,477	5,764,401	5,898,405
Allowance for loan losses	(92,584)	(73,524)	(75,885)	(79,353)	(81,030)
Federal Home Loan Bank and other bank stock	44,632	44,604	44,569	44,964	44,506
Servicing rights, net	1,309	1,022	1,162	1,407	1,454
Other real estate owned, net	—	—	3,253	—	—
Premises and equipment, net	112,868	114,011	118,649	120,071	121,520
Alternative energy partnership investments, net	25,888	25,196	24,068	23,809	27,977
Goodwill	94,301	37,144	37,144	37,144	37,144
Other intangible assets, net	6,411	1,787	2,069	2,351	2,633
Deferred income tax, net	50,774	40,659	41,628	47,877	45,957
Income tax receivable	7,952	2,107	4,084	210	1,105
Bank owned life insurance investment	123,720	113,884	113,168	112,479	111,807
Right of use assets	35,442	29,054	20,364	22,069	19,633
Other assets	184,316	221,592	188,324	184,283	192,560
Total assets	$9,393,743	$8,278,741	$8,027,413	$7,933,459	$7,877,334

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing deposits	$2,788,196	$2,107,709	$1,808,918	$1,700,343	$1,559,248
Interest-bearing deposits	4,651,239	4,435,516	4,397,626	4,441,699	4,526,552
Total deposits	7,439,435	6,543,225	6,206,544	6,142,042	6,085,800
Advances from Federal Home Loan Bank	476,059	405,738	490,419	635,105	539,795
Other borrowings	25,000	100,000	125,000	—	—
Long-term debt, net	274,386	256,706	256,554	256,441	256,315
Reserve for loss on repurchased loans	4,348	5,023	5,095	5,383	5,515
Lease liabilities	40,675	30,390	21,588	23,173	20,647
Accrued expenses and other liabilities	68,550	92,856	92,851	66,622	72,055
Total liabilities	8,328,453	7,433,938	7,198,051	7,128,766	6,980,127
Commitments and contingent liabilities
Preferred stock	94,956	94,956	94,956	94,956	184,878
Common stock	646	527	527	526	522
Common stock, class B non-voting non-convertible	5	5	5	5	5
Additional paid-in capital	854,873	631,512	630,654	629,844	634,704
Retained earnings	147,894	147,682	129,307	115,004	110,179
Treasury stock	(40,827)	(40,827)	(40,827)	(40,827)	(40,827)
Accumulated other comprehensive income, net	7,743	10,948	14,740	5,185	7,746
Total stockholders’ equity	1,065,290	844,803	829,362	804,693	897,207
Total liabilities and stockholders’ equity	$9,393,743	$8,278,741	$8,027,413	$7,933,459	$7,877,334

Banc of California, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended					Year Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Interest and dividend income
Loans, including fees	$73,605	$63,837	$61,900	$61,345	$66,105	$260,687	$257,300
Securities	6,934	7,167	6,986	6,501	6,636	27,588	29,038
Other interest-earning assets	1,034	787	791	772	789	3,384	4,269
Total interest and dividend income	81,573	71,791	69,677	68,618	73,530	291,659	290,607
Interest expense
Deposits	2,072	2,412	3,543	4,286	5,436	12,313	37,816
Federal Home Loan Bank advances	2,977	2,990	2,944	3,112	3,479	12,023	18,040
Other interest-bearing liabilities	3,485	3,413	3,343	3,304	3,052	13,545	10,157
Total interest expense	8,534	8,815	9,830	10,702	11,967	37,881	66,013
Net interest income	73,039	62,976	59,847	57,916	61,563	253,778	224,594
Provision for (reversal of) credit losses	11,262	(1,147)	(2,154)	(1,107)	991	6,854	29,719
Net interest income after provision for (reversal of) credit losses	61,777	64,123	62,001	59,023	60,572	246,924	194,875
Noninterest income
Customer service fees	2,037	1,900	1,990	1,758	1,953	7,685	5,771
Loan servicing income	119	170	38	268	149	595	505
Income from bank owned life insurance	794	715	690	672	691	2,871	2,489
Net gain on sale of securities available for sale	—	—	—	—	—	—	2,011
Fair value adjustment on loans held for sale	26	160	20	—	36	206	(1,501)
Net gain on sale of loans	275	—	—	—	—	275	245
All other income	1,609	2,574	1,432	1,683	4,146	7,298	8,998
Total noninterest income	4,860	5,519	4,170	4,381	6,975	18,930	18,518
Noninterest expense
Salaries and employee benefits	27,811	24,786	25,042	25,719	25,836	103,358	96,809
Naming rights termination	—	—	—	—	—	—	26,769
Occupancy and equipment	7,855	7,124	7,277	7,196	7,560	29,452	29,350
Professional fees	3,921	892	1,749	4,022	29	10,584	15,736
Data processing	1,939	1,646	1,621	1,655	1,608	6,861	6,574
Advertising	173	122	78	118	171	491	3,303
Regulatory assessments	1,040	812	769	774	748	3,395	2,741
(Reversal of) provision for loan repurchase reserves	(675)	(42)	(99)	(132)	28	(948)	(697)
Amortization of intangible assets	430	282	282	282	306	1,276	1,518
Merger-related costs	13,469	1,000	700	700	—	15,869	—
All other expense	3,384	2,974	3,969	2,771	3,337	13,098	17,295
Total noninterest expense before (gain) loss in alternative energy partnership investments	59,347	39,596	41,388	43,105	39,623	183,436	199,398
(Gain) loss in alternative energy partnership investments	(1,220)	(1,785)	(829)	3,630	(673)	(204)	(365)
Total noninterest expense	58,127	37,811	40,559	46,735	38,950	183,232	199,033
Income before income taxes	8,510	31,831	25,612	16,669	28,597	82,622	14,360
Income tax expense	2,759	8,661	6,562	2,294	6,894	20,276	1,786
Net income	5,751	23,170	19,050	14,375	21,703	62,346	12,574
Preferred stock dividends	1,727	1,727	1,727	3,141	3,447	8,322	13,869
Income allocated to participating securities	—	—	—	62	456	114	—
Participating securities dividends	—	—	—	—	94	—	376
Impact of preferred stock redemption	—	—	—	3,347	—	3,347	(568)
Net income (loss) available to common stockholders	$4,024	$21,443	$17,323	$7,825	$17,706	$50,563	$(1,103)

Earnings (loss) per common share:
Basic	$0.07	$0.42	$0.34	$0.16	$0.35	$0.95	$(0.02)
Diluted	$0.07	$0.42	$0.34	$0.15	$0.35	$0.95	$(0.02)
Weighted average number of common shares outstanding
Basic	60,401,366	50,716,680	50,650,186	50,350,897	50,125,462	53,050,980	50,182,096
Diluted	60,690,046	50,909,317	50,892,202	50,750,522	50,335,271	53,302,926	50,182,096
Dividends declared per common share	$0.06	$0.06	$0.06	$0.06	$0.06	$0.24	$0.24

Banc of California, Inc.
Selected Financial Data
(Unaudited)

	Three Months Ended					Year Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Profitability and other ratios of consolidated operations
Return on average assets(1)	0.24%	1.13%	0.98%	0.74%	1.11%	0.75%	0.16%
Return on average equity(1)	2.20%	10.84%	9.38%	6.56%	9.67%	6.95%	1.43%
Return on average tangible common equity(1)(2)	2.04%	12.04%	10.34%	4.77%	10.69%	7.04%	0.01%
Pre-tax pre-provision income (loss) ROAA(1)(2)	0.84%	1.50%	1.20%	0.80%	1.52%	1.08%	0.57%
Adjusted pre-tax pre-provision income ROAA(1)(2)	1.39%	1.34%	1.13%	1.06%	1.25%	1.24%	0.93%
Dividend payout ratio(3)	85.71%	14.29%	17.65%	37.50%	17.14%	25.26%	(1200.00)%
Average loan yield	4.20%	4.18%	4.30%	4.30%	4.58%	4.24%	4.52%
Average cost of interest-bearing deposits	0.17%	0.22%	0.32%	0.38%	0.47%	0.27%	0.85%
Average cost of total deposits	0.11%	0.15%	0.23%	0.28%	0.36%	0.19%	0.66%
Net interest spread	3.05%	3.06%	3.04%	2.95%	3.15%	3.02%	2.83%
Net interest margin(1)	3.28%	3.28%	3.27%	3.19%	3.38%	3.26%	3.13%
Noninterest income to total revenue(4)	6.24%	8.06%	6.51%	7.03%	10.18%	6.94%	7.62%
Noninterest income to average total assets(1)	0.21%	0.27%	0.21%	0.23%	0.36%	0.23%	0.24%
Noninterest expense to average total assets(1)	2.47%	1.84%	2.08%	2.41%	2.00%	2.21%	2.59%
Adjusted noninterest expense to average total assets(1)(2)	1.92%	1.99%	2.15%	2.15%	2.26%	2.05%	2.22%
Efficiency ratio(2)(5)	74.62%	55.20%	63.36%	75.02%	56.83%	67.19%	81.87%
Adjusted efficiency ratio(2)(6)	58.09%	59.63%	65.58%	66.91%	64.26%	62.25%	70.48%
Average loans held-for-investment to average deposits	92.99%	94.99%	92.74%	93.74%	95.65%	93.59%	98.60%
Average securities available-for-sale to average total assets	13.83%	16.55%	16.71%	15.73%	15.96%	15.62%	14.47%
Average stockholders’ equity to average total assets	11.10%	10.41%	10.41%	11.30%	11.49%	10.81%	11.47%

(1)Ratio presented on an annualized basis.
(2)Ratio determined by methods other than in accordance with U.S. generally accepted accounting principles (GAAP). See Non-GAAP measures section for reconciliation of the calculation.
(3)Ratio calculated by dividing dividends declared per common share by basic earnings (loss) per common share.
(4)Total revenue is equal to the sum of net interest income before provision for (reversal of) credit losses and noninterest income.
(5)Ratio calculated by dividing noninterest expense by the sum of net interest income before provision for credit losses and noninterest income.
(6)Ratio calculated by dividing adjusted noninterest expense by the sum of net interest income before provision for credit losses and adjusted noninterest income.

Banc of California, Inc.
Average Balance, Average Yield Earned, and Average Cost Paid
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	December 31, 2021			September 30, 2021			June 30, 2021
	Average		Yield	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest-earning assets
Commercial real estate, multifamily, and construction	$2,809,181	$32,184	4.55%	$2,379,962	$26,542	4.42%	$2,313,483	$27,222	4.72%
Commercial and industrial and SBA	2,631,596	28,028	4.23%	2,322,372	25,345	4.33%	2,154,512	22,978	4.28%
SFR mortgage	1,418,057	11,884	3.32%	1,331,876	11,683	3.48%	1,277,552	11,410	3.58%
Other consumer	85,193	1,483	6.91%	22,164	238	4.26%	23,881	275	4.62%
Loans held-for-sale	3,309	26	3.12%	2,956	29	3.89%	1,987	15	3.03%
Gross loans and leases	6,947,336	73,605	4.20%	6,059,330	63,837	4.18%	5,771,415	61,900	4.30%
Securities	1,290,664	6,934	2.13%	1,347,317	7,167	2.11%	1,308,230	6,986	2.14%
Other interest-earning assets	593,739	1,034	0.69%	222,274	787	1.40%	258,915	791	1.23%
Total interest-earning assets	8,831,739	81,573	3.66%	7,628,921	71,791	3.73%	7,338,560	69,677	3.81%
Allowance for loan losses	(92,367)			(76,028)			(79,103)
BOLI and noninterest-earning assets	592,583			588,720			567,549
Total assets	$9,331,955			$8,141,613			$7,827,006

Interest-bearing liabilities
Interest-bearing checking	$2,461,397	$693	0.11%	$2,280,429	$632	0.11%	$2,182,419	$679	0.12%
Savings and money market	1,780,483	1,078	0.24%	1,583,791	1,350	0.34%	1,638,105	2,244	0.55%
Certificates of deposit	610,766	301	0.20%	571,822	430	0.30%	633,101	620	0.39%
Total interest-bearing deposits	4,852,646	2,072	0.17%	4,436,042	2,412	0.22%	4,453,625	3,543	0.32%
FHLB advances	407,122	2,977	2.90%	435,984	2,990	2.72%	418,111	2,944	2.82%
Other borrowings	27,300	7	0.10%	126,352	34	0.11%	17,920	4	0.09%
Long-term debt	270,879	3,478	5.09%	256,634	3,379	5.22%	256,492	3,339	5.22%
Total interest-bearing liabilities	5,557,947	8,534	0.61%	5,255,012	8,815	0.67%	5,146,148	9,830	0.77%
Noninterest-bearing deposits	2,614,712			1,939,912			1,767,711
Noninterest-bearing liabilities	123,514			98,748			98,174
Total liabilities	8,296,173			7,293,672			7,012,033
Total stockholders’ equity	1,035,782			847,941			814,973
Total liabilities and stockholders’ equity	$9,331,955			$8,141,613			$7,827,006

Net interest income/spread		$73,039	3.05%		$62,976	3.06%		$59,847	3.04%
Net interest margin			3.28%			3.28%			3.27%

Ratio of interest-earning assets to interest-bearing liabilities	159%			145%			143%
Total deposits	$7,467,358	$2,072	0.11%	$6,375,954	$2,412	0.15%	$6,221,336	$3,543	0.23%
Total funding (1)	$8,172,659	$8,534	0.41%	$7,194,924	$8,815	0.49%	$6,913,859	$9,830	0.57%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

	Three Months Ended
	March 31, 2021			December 31, 2020
	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest-earning assets
Commercial real estate, multifamily, and construction	$2,322,509	$26,387	4.61%	$2,507,950	$30,371	4.82%
Commercial and industrial and SBA	2,221,494	22,910	4.18%	1,978,684	21,984	4.42%
SFR mortgage	1,210,105	11,747	3.94%	1,224,865	12,955	4.21%
Other consumer	28,520	294	4.18%	31,856	787	9.83%
Loans held-for-sale	1,413	7	2.01%	1,564	8	2.03%
Gross loans and leases	5,784,041	61,345	4.30%	5,744,919	66,105	4.58%
Securities	1,236,138	6,501	2.13%	1,239,295	6,636	2.13%
Other interest-earning assets	336,443	772	0.93%	262,363	789	1.20%
Total interest-earning assets	7,356,622	68,618	3.78%	7,246,577	73,530	4.04%
Allowance for loan losses	(81,111)			(83,745)
BOLI and noninterest-earning assets	585,441			602,165
Total assets	$7,860,952			$7,764,997

Interest-bearing liabilities
Interest-bearing checking	$2,140,314	$901	0.17%	$2,086,146	$1,131	0.22%
Savings and money market	1,654,525	2,390	0.59%	1,609,598	2,542	0.63%
Certificates of deposit	720,180	995	0.56%	860,131	1,763	0.82%
Total interest-bearing deposits	4,515,019	4,286	0.38%	4,555,875	5,436	0.47%
FHLB advances	446,618	3,112	2.83%	534,303	3,479	2.59%
Other borrowings	4,127	2	0.20%	8,026	3	0.15%
Long-term debt	256,361	3,302	5.22%	230,239	3,049	5.27%
Total interest-bearing liabilities	5,222,125	10,702	0.83%	5,328,443	11,967	0.89%
Noninterest-bearing deposits	1,653,517			1,448,422
Noninterest-bearing liabilities	97,136			95,567
Total liabilities	6,972,778			6,872,432
Total stockholders’ equity	888,174			892,565
Total liabilities and stockholders’ equity	$7,860,952			$7,764,997

Net interest income/spread		$57,916	2.95%		$61,563	3.15%
Net interest margin			3.19%			3.38%

Ratio of interest-earning assets to interest-bearing liabilities	141%			136%
Total deposits	$6,168,536	$4,286	0.28%	$6,004,297	$5,436	0.36%
Total funding (1)	$6,875,642	$10,702	0.63%	$6,776,865	$11,967	0.70%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

	Year Ended
	December 31, 2021			December 31, 2020
	Average		Yield	Average		Yield
	Balance	Interest	/ Cost	Balance	Interest	/ Cost
Interest-earning assets
Commercial real estate, multifamily, and construction	$2,457,408	$112,335	4.57%	$2,522,459	$119,720	4.75%
Commercial and industrial and SBA	2,333,589	99,262	4.25%	1,743,374	79,119	4.54%
SFR mortgage	1,310,029	46,723	3.57%	1,370,862	55,614	4.06%
Other consumer	40,046	2,290	5.72%	38,941	2,325	5.97%
Loans held-for-sale	2,423	77	3.18%	15,808	522	3.30%
Gross loans and leases	6,143,495	260,687	4.24%	5,691,444	257,300	4.52%
Securities	1,295,879	27,588	2.13%	1,112,306	29,038	2.61%
Other interest-earning assets	353,190	3,383	0.96%	360,532	4,269	1.18%
Total interest-earning assets	7,792,564	291,658	3.74%	7,164,282	290,607	4.06%
Allowance for credit losses	(82,166)			(78,152)
BOLI and noninterest-earning assets	583,606			602,886
Total assets	$8,294,004			$7,689,016

Interest-bearing liabilities
Interest-bearing checking	$2,267,059	$2,906	0.13%	$1,810,152	$8,705	0.48%
Savings and money market	1,664,350	7,063	0.42%	1,559,958	14,164	0.91%
Certificates of deposit	633,497	2,344	0.37%	1,063,705	14,947	1.41%
Total interest-bearing deposits	4,564,906	12,313	0.27%	4,433,815	37,816	0.85%
FHLB advances	426,875	12,023	2.82%	749,195	18,040	2.41%
Securities sold under repurchase agreements	—	—	—%	584	4	0.68%
Other borrowings	44,214	46	0.10%	2,369	12	0.51%
Long-term debt	260,122	13,498	5.19%	187,771	10,141	5.40%
Total interest-bearing liabilities	5,296,117	37,880	0.72%	5,373,734	66,013	1.23%
Noninterest-bearing deposits	1,996,449			1,322,681
Noninterest-bearing liabilities	104,450			110,551
Total liabilities	7,397,016			6,806,966
Total stockholders’ equity	896,988			882,050
Total liabilities and stockholders’ equity	$8,294,004			$7,689,016

Net interest income/spread		$253,778	3.02%		$224,594	2.83%
Net interest margin			3.26%			3.13%

Ratio of interest-earning assets to interest-bearing liabilities	147%			133%
Total deposits	$6,561,355	$12,313	0.19%	$5,756,496	$37,816	0.66%
Total funding (1)	$7,292,566	$37,880	0.52%	$6,696,415	$66,013	0.99%

(1)Total funding is the sum of interest-bearing liabilities and noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures
(Dollars in thousands, except per share data)
(Unaudited)

Under Item 10(e) of SEC Regulation S-K, public companies disclosing financial measures in filings with the SEC that are not calculated in accordance with GAAP must also disclose, along with each non-GAAP financial measure, certain additional information, including a presentation of the most directly comparable GAAP financial measure, a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure, as well as a statement of the reasons why the company's management believes that presentation of the non-GAAP financial measure provides useful information to investors regarding the company's financial condition and results of operations and, to the extent material, a statement of the additional purposes, if any, for which the company's management uses the non-GAAP financial measure.
Tangible assets, tangible equity, tangible common equity, tangible equity to tangible assets, tangible common equity to tangible assets, tangible common equity per common share, return on average tangible common equity, adjusted noninterest income, adjusted noninterest expense, adjusted noninterest expense to average total assets, pre-tax pre-provision (PTPP) income (loss), adjusted PTPP income (loss), PTPP income (loss) ROAA, adjusted PTPP income (loss) ROAA, efficiency ratio, adjusted efficiency ratio, adjusted total revenue, adjusted net income, adjusted net income available to common stockholders, adjusted diluted earnings per share (EPS) and adjusted return on average assets (ROAA) constitute supplemental financial information determined by methods other than in accordance with GAAP. These non-GAAP measures are used by management in its analysis of the Company's performance.
Tangible assets and tangible equity are calculated by subtracting goodwill and other intangible assets from total assets and total equity. Tangible common equity is calculated by subtracting preferred stock from tangible equity. Return on average tangible common equity is computed by dividing net income (loss) available to common stockholders, after adjustment for amortization of intangible assets, by average tangible common equity. Banking regulators also exclude goodwill and other intangible assets from stockholders' equity when assessing the capital adequacy of a financial institution.
PTPP income is calculated by adding net interest income and noninterest income (total revenue) and subtracting noninterest expense. Adjusted PTPP income is calculated by adding net interest income and adjusted noninterest income (adjusted total revenue) and subtracting adjusted noninterest expense. PTPP income ROAA is computed by dividing annualized PTPP income by average assets. Adjusted PTPP income ROAA is computed by dividing annualized adjusted PTPP income by average assets. Efficiency ratio is computed by dividing noninterest expense by total revenue. Adjusted efficiency ratio is computed by dividing adjusted noninterest expense by adjusted total revenue.
Adjusted net income (loss) is calculated by adjusting net income (loss) for tax-effected noninterest income and expense adjustments and the tax impact from the exercise of stock appreciation rights. Adjusted ROAA is computed by dividing annualized adjusted net income by average assets. Adjusted net income (loss) available to common shareholders is computed by removing the impact of preferred stock redemptions from adjusted net income (loss).
Management believes the presentation of these financial measures adjusting the impact of these items provides useful supplemental information that is essential to a proper understanding of the financial results and operating performance of the Company. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.
The following tables provide reconciliations of the non-GAAP measures with financial measures defined by GAAP.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Tangible common equity, and tangible common equity to tangible assets ratio
Total assets	$9,393,743	$8,278,741	$8,027,413	$7,933,459	$7,877,334
Less goodwill	(94,301)	(37,144)	(37,144)	(37,144)	(37,144)
Less other intangible assets	(6,411)	(1,787)	(2,069)	(2,351)	(2,633)
Tangible assets(1)	$9,293,031	$8,239,810	$7,988,200	$7,893,964	$7,837,557

Total stockholders' equity	$1,065,290	$844,803	$829,362	$804,693	$897,207
Less goodwill	(94,301)	(37,144)	(37,144)	(37,144)	(37,144)
Less other intangible assets	(6,411)	(1,787)	(2,069)	(2,351)	(2,633)
Tangible equity(1)	964,578	805,872	790,149	765,198	857,430
Less preferred stock	(94,956)	(94,956)	(94,956)	(94,956)	(184,878)
Tangible common equity(1)	$869,622	$710,916	$695,193	$670,242	$672,552

Total stockholders' equity to total assets	11.34%	10.20%	10.33%	10.14%	11.39%
Tangible equity to tangible assets(1)	10.38%	9.78%	9.89%	9.69%	10.94%
Tangible common equity to tangible assets(1)	9.36%	8.63%	8.70%	8.49%	8.58%

Common shares outstanding	62,188,206	50,321,096	50,313,228	50,150,447	49,767,489
Class B non-voting non-convertible common shares outstanding	477,321	477,321	477,321	477,321	477,321
Total common shares outstanding	62,665,527	50,798,417	50,790,549	50,627,768	50,244,810

Tangible common equity per common share(1)	$13.88	$13.99	$13.69	$13.24	$13.39
Book value per common share	$15.48	$14.76	$14.46	$14.02	$14.18
(1)Non-GAAP measure.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended					Year Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Return on tangible common equity
Average total stockholders' equity	$1,035,782	$847,941	$814,973	$888,174	$892,565	$896,988	$882,050
Less average preferred stock	(94,956)	(94,956)	(94,956)	(164,895)	(184,878)	(112,201)	(186,209)
Less average goodwill	(86,911)	(37,144)	(37,144)	(37,144)	(37,144)	(49,688)	(37,144)
Less average other intangible assets	(4,994)	(1,941)	(2,224)	(2,517)	(2,826)	(2,924)	(3,392)
Average tangible common equity(1)	$848,921	$713,900	$680,649	$683,618	$667,717	$732,175	$655,305

Net income (loss) available to common stockholders	$4,024	$21,443	$17,323	$7,825	$17,706	$50,563	$(1,103)
Add amortization of intangible assets	430	282	282	282	306	1,276	1,518
Less tax effect on amortization of intangible assets(2)	(90)	(59)	(59)	(59)	(64)	(268)	(319)
Net income (loss) available to common stockholders after adjustments for intangible assets(1)	$4,364	$21,666	$17,546	$8,048	$17,948	$51,571	$96

Return on average equity	2.20%	10.84%	9.38%	6.56%	9.67%	6.95%	1.43%
Return on average tangible common equity(1)	2.04%	12.04%	10.34%	4.77%	10.69%	7.04%	0.01%
(1)Non-GAAP measure.
(2)Adjustments shown net of a statutory Federal tax rate of of 21%.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended					Year Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Adjusted noninterest income and expense
Total noninterest income	$4,860	$5,519	$4,170	$4,381	$6,975	$18,930	$18,518
Noninterest income adjustments:
Net gain on securities available for sale	—	—	—	—	—	—	(2,011)
Net gain on sale of legacy SFR loans held for sale	—	—	—	—	—	—	(272)
Fair value adjustment on legacy SFR loans held for sale	(26)	(160)	(20)	—	(36)	(206)	1,501
Total noninterest income adjustments	(26)	(160)	(20)	—	(36)	(206)	(782)
Adjusted noninterest income(1)	$4,834	$5,359	$4,150	$4,381	$6,939	$18,724	$17,736

Total noninterest expense	$58,127	$37,811	$40,559	$46,735	$38,950	$183,232	$199,033
Noninterest expense adjustments:
Naming rights termination	—	—	—	—	—	—	(26,769)
Extinguishment of debt	—	—	—	—	—	—	(2,515)
Professional recoveries (fees)	(642)	2,152	1,284	(721)	4,398	2,073	673
Merger-related costs	(13,469)	(1,000)	(700)	(700)	—	(15,869)	—
Noninterest expense adjustments before gain (loss) in alternative energy partnership investments	(14,111)	1,152	584	(1,421)	4,398	(13,796)	(28,611)
Gain (loss) in alternative energy partnership investments	1,220	1,785	829	(3,630)	673	204	365
Total noninterest expense adjustments	(12,891)	2,937	1,413	(5,051)	5,071	(13,592)	(28,246)
Adjusted noninterest expense(1)	$45,236	$40,748	$41,972	$41,684	$44,021	$169,640	$170,787

Average assets	$9,331,955	$8,141,613	$7,827,006	$7,860,952	$7,764,997	$8,294,004	$7,689,016
Noninterest expense to average total assets	2.47%	1.84%	2.08%	2.41%	2.00%	2.21%	2.59%
Adjusted noninterest expense to average total assets(1)	1.92%	1.99%	2.15%	2.15%	2.26%	2.05%	2.22%
(1)Non-GAAP measure.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended					Year Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Adjusted pre-tax pre-provision income
Net interest income	$73,039	$62,976	$59,847	$57,916	$61,563	$253,778	$224,594
Noninterest income	4,860	5,519	4,170	4,381	6,975	18,930	18,518
Total revenue	77,899	68,495	64,017	62,297	68,538	272,708	243,112
Noninterest expense	58,127	37,811	40,559	46,735	38,950	183,232	199,033
Pre-tax pre-provision income(1)	$19,772	$30,684	$23,458	$15,562	$29,588	$89,476	$44,079

Total revenue	$77,899	$68,495	$64,017	$62,297	$68,538	$272,708	$243,112
Total noninterest income adjustments	(26)	(160)	(20)	—	(36)	(206)	(782)
Adjusted total revenue(1)	77,873	68,335	63,997	62,297	68,502	272,502	242,330

Noninterest expense	58,127	37,811	40,559	46,735	38,950	183,232	199,033
Total noninterest expense adjustments	(12,891)	2,937	1,413	(5,051)	5,071	(13,592)	(28,246)
Adjusted noninterest expense(1)	45,236	40,748	41,972	41,684	44,021	169,640	170,787
Adjusted pre-tax pre-provision income(1)	$32,637	$27,587	$22,025	$20,613	$24,481	$102,862	$71,543

Average assets	$9,331,955	$8,141,613	$7,827,006	$7,860,952	$7,764,997	$8,294,004	$7,689,016
Pre-tax pre-provision income ROAA(1)	0.84%	1.50%	1.20%	0.80%	1.52%	1.08%	0.57%
Adjusted pre-tax pre-provision income ROAA(1)	1.39%	1.34%	1.13%	1.06%	1.25%	1.24%	0.93%
Efficiency ratio(1)	74.62%	55.20%	63.36%	75.02%	56.83%	67.19%	81.87%
Adjusted efficiency ratio(1)	58.09%	59.63%	65.58%	66.91%	64.26%	62.25%	70.48%
(1)Non-GAAP measure.

Banc of California, Inc.
Consolidated Operations
Non-GAAP Measures, Continued
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended					Year Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Adjusted net income
Net income (1)	$5,751	$23,170	$19,050	$14,375	$21,703	$62,346	$12,574
Adjustments:
Noninterest income	(26)	(160)	(20)	—	(36)	(206)	(782)
Noninterest expense	12,891	(2,937)	(1,413)	5,051	(5,071)	13,592	28,246
Total adjustments	12,865	(3,097)	(1,433)	5,051	(5,107)	13,386	27,464
Tax impact of adjustments above(2)	(3,216)	774	358	(1,263)	1,277	(3,347)	(6,865)
Tax impact from exercise of stock appreciation rights	—	—	—	(2,093)	—	(2,093)	—
Adjustments to net income	9,649	(2,323)	(1,075)	1,695	(3,830)	7,946	20,599
Adjusted net income(3)	$15,400	$20,847	$17,975	$16,070	$17,873	$70,292	$33,173

Average assets	$9,331,955	$8,141,613	$7,827,006	$7,860,952	$7,764,997	$8,294,004	$7,689,016
ROAA	0.24%	1.13%	0.98%	0.74%	1.11%	0.75%	0.16%
Adjusted ROAA(3)	0.65%	1.02%	0.92%	0.83%	0.92%	0.85%	0.43%

Adjusted net income available to common stockholders
Net income (loss) available to common stockholders	$4,024	$21,443	$17,323	$7,825	$17,706	$50,563	$(1,103)
Adjustments to net income (loss)	9,649	(2,323)	(1,075)	1,695	(3,830)	7,946	20,599
Adjustments for impact of preferred stock redemption	—	—	—	3,347	—	3,347	(568)
Adjusted net income available to common stockholders(3)	$13,673	$19,120	$16,248	$12,867	$13,876	$61,856	$18,928

Average diluted common shares	60,690,046	50,909,317	50,892,202	50,750,522	50,335,271	53,302,926	50,182,096
Diluted EPS	$0.07	$0.42	$0.34	$0.15	$0.35	$0.95	$(0.02)
Adjusted diluted EPS(3)(4)	$0.23	$0.38	$0.32	$0.25	$0.28	$1.16	$0.38
(1)Net income for the three months ended December 31, 2021 includes an $11.3 million pre-tax charge for the expected lifetime credit losses for non-purchased credit deteriorated loans acquired in the PMB Acquisition; there is no similar charge in any of the other periods presented.
(2)Tax impact of adjustments shown at an effective tax rate of 25%.
(3)Non-GAAP measure.
(4)Represents adjusted net income available to common stockholders divided by average diluted common shares.